                                                                    EXHIBIT 4.3



                             STOCK OPTION AGREEMENT

                                  dated as of

                                 March 4, l997

                                    between

                            DLJ BRAND HOLDINGS, INC.

                                      and

                              CARLISLE GROUP, L.P.

         Stock Option Agreement dated as of March 4, 1997, between DLJ Brand Holdings, Inc., a Delaware corporation (the "COMPANY"), and Carlisle Group, L.P., a Delaware limited partnership ("PURCHASER").

         In consideration of the agreements set forth below, the Company and Purchaser agree as follows:

         SECTION 1. (a) Definitions. The following terms have the meanings set forth below:

         "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person provided that no securityholder of the Company or Brand shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company or Brand. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

         "ANNUALIZED" means (i) with respect to the end of the first fiscal quarter of Brand to occur after the date of this Agreement, the applicable amount for such fiscal quarter multiplied by four, (ii) with respect to the second fiscal quarter of Brand to occur after the date of this Agreement, the applicable amount for such fiscal quarter and the immediately preceding fiscal quarter multiplied by two and (iii) with respect to the third fiscal quarter of Brand to occur after the date of this Agreement, the applicable amount for such fiscal quarter and the immediately preceding two fiscal quarters multiplied by one and one-third.

         "AS ADJUSTED" means (i) if the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the Common Stock or Preferred Shares into a greater number of shares or pays a dividend or makes a distribution to holders of the Common Stock or Preferred Shares in the form of shares of Common Stock or Preferred Shares, as the case may be, the number of Common Stock or Preferred Shares, as the case may be, referred to shall be proportionately increased; and (ii) if the Company at any time combines (by reverse stock split or otherwise) the Common Stock or Preferred Shares into a smaller number of shares, the number of Common Stock or Preferred Shares, as the case may be, referred to shall be proportionately decreased.

         "BOARD" means the board of directors of the Company.

         "BRAND" means Brand Scaffold Services, Inc., a Delaware corporation and wholly owned Subsidiary of the Company.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

         "CAPITALIZED LEASE LIABILITIES" means, without duplication, all monetary obligations of Brand or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last scheduled payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "CHANGE OF CONTROL" means (i) the sale of all or substantially all of the assets of the Company; (ii) the Institutional Shareholders shall cease to own, in the aggregate, at least 50% of the outstanding Common Stock; (iii) the Company shall cease to own, beneficially and of record, at least 95% of the common stock of Brand or any successor Subsidiary of the Company; or (iv) the sale of all or substantially all of the assets of Brand or any successor Subsidiary of the Company to a Third Party.

         "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

         "CREDIT AGREEMENT" means the Credit Agreement dated as of September 30, 1996, among Brand, as the Borrower, various financial institutions, as the Lenders, DLJ Capital Funding, Inc., as the Syndication Agent for the Lenders, Bank of America Illinois, as the Issuer, and Bank of America National Trust and Savings Association, as Administrative Agent (in such capacity, the "Agent"), as amended, supplemented or otherwise modified from time to time. References to the Credit Agreement shall also include any credit or other agreements entered into by the Company and/or Brand to replace, extend, increase, renew, refund or refinance all or a portion of the debt or other obligations under the Finance Documents.

         "DLJ ENTITIES" has the meaning set forth in the Shareholders Agreement.

         "DLJ IRR" means, as of any date of determination, the internal rate of return for the Institutional Shareholders on all Original Shares and Original Preferred Shares, calculated on a combined basis and calculated to be that interest rate (expressed on a percent per annum basis) which, when applied to all net cash flows (including gross receipts of the Company from the Institutional Shareholders and gross receipts of the Institutional Shareholders from the Company or in respect of any equity interest in the Company, including in any of the foregoing calculations the market value of any securities received) with respect to the Original Shares and Original Preferred Shares, causes the net present value, as of such date of determination, of all such net cash flows to equal zero.

         "EBITDA" means, for any period, the sum (without duplication) for Brand and its Subsidiaries on a consolidated basis of:

         (a) Net Income, plus

         (b) the amount deducted, in determining Net Income, representing depreciation and amortization, plus

         (c) the amount deducted, in determining Net Income, representing income taxes (whether paid or deferred), plus

         (d) the amount deducted, in determining Net Income, representing Interest Expense, plus

         (e) an amount equal to the amount of all non-cash charges deducted in arriving at Net Income, plus

         (f) to the extent not included in determining Net Income or in clause
(e) above, in respect of the first three fiscal quarters of Brand after the date of this Agreement, the Annualized amount of the non-cash portion of general liability, auto liability, workers' compensation or post-retirement health, insurance and related expense; minus

         (g) an amount equal to the amount of all non-cash credits included in determining Net Income, minus

         (h) to the extent not deducted in determining Net Income, cash expenditures actually paid in connection with general liability, auto liability, workers' compensation or post-retirement health, insurance and related benefits, minus

         (i) to the extent included in Net Income, income from any business other than the Scaffolding Business.

         "EQUITY PROCEEDS" means the aggregate cash proceeds (net of the direct costs of any such sale or other disposition (including, without limitation, sales and underwriters' commissions and legal, accounting and investment banking fees)) received by all Institutional Shareholders (including their Permitted Transferees) from the sale, exchange, conversion or other disposition of Original Shares and Original Preferred Shares, including such proceeds received (i) in exchange for the Original Shares and Original Preferred Shares and (ii) as a dividend or distribution thereon, from September 30, 1996 through the date of determination; provided that upon the occurrence of a Change of Control the term Equity Proceeds shall be deemed to include, in addition to the cash proceeds described above, Non-Cash Equity Proceeds. In no event shall any proceeds received in a sale, exchange, conversion or other disposition with or to a Permitted Transferee from an Institutional Shareholder or with or to an Institutional Shareholder from a Permitted Transferee be included in any calculation of Equity Proceeds hereunder.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXIT OPTIONS" has the meaning set forth in Section 3(c).

         "EXIT II OPTIONS" has the meaning set forth in Section 3(d).

         "EXIT III OPTIONS" has the meaning set forth in Section 3(e).

         "FINANCE DOCUMENTS" means the Credit Agreement together with all notes, collateral and security documents, guaranties and other documents delivered at any time in connection therewith, all as amended, supplemented or otherwise modified from time to time in accordance with their respective terms.

         "FINANCING LEASE" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on a balance sheet of the lessee.

         "FISCAL YEAR" means a fiscal year of the Company.

         "INITIAL PUBLIC OFFERING" has the meaning set forth in the Shareholders Agreement.

         "INSTITUTIONAL SHAREHOLDER" has the meaning set forth in the Shareholders Agreement.

         "INSTITUTIONAL SHAREHOLDER VALUATION" means, for any date of calculation, the sum of

                  (i) the Equity Proceeds on such date plus, without duplication, the Non-Cash Equity Proceeds on such date; and

                  (ii) the product of

                           (A) the per share cash proceeds (net of the direct
                  costs of the applicable Public Offering (including, without limitation, sales and underwriters' commissions and legal, accounting and investment banking fees)) received by all Institutional Shareholders in the Public Offering with respect to which this calculation is made, multiplied by

                           (B) the number of Original Shares less the number of
                  any such Original Shares for which Equity Proceeds are included in (i) above; and

                  (iii) the aggregate liquidation preference (including accreted dividends) of all Original Preferred Shares outstanding as of the date this calculation was made less the aggregate liquidation preference (including accreted dividends) of all Original Preferred Shares for which Equity Proceeds are included in (i) above.

         "INTEREST EXPENSE" means, for any period, the aggregate consolidated interest expense of Brand and its Subsidiaries for such period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding (to the extent included in interest expense) up-front fees and expenses incurred in connection with the transaction contemplated in the Transaction Agreement (as defined in the Shareholders Agreement).

         "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole.

         "NET INCOME" means, for any period, the net income (loss) of Brand and its Subsidiaries for such period on a consolidated basis, excluding extraordinary gains.

         "NON-CASH EQUITY PROCEEDS" means the aggregate value (determined as set forth below) of all non-cash proceeds (net of the direct costs of any such sale or other disposition (including, without limitation, sales and underwriters' commissions and legal, accounting and investment banking fees)) received by all Institutional Shareholders from the sale, exchange, conversion or other disposition of Original Shares and Original Preferred Shares from September 30, 1996 through the date of determination. For purposes of this Agreement, the value of such non-cash proceeds shall be the fair value thereof as reasonably determined by the Board as of the consummation of such sale or disposition, irrespective of any accounting treatment. In no event shall any proceeds received in a sale, exchange, conversion or other disposition with or to a Permitted Transferee from an Institutional Shareholder or with or to an Institutional Shareholder from a Permitted Transferee or with or to the Company or Brand, be included in any calculation of Non-Cash Equity Proceeds hereunder.

         "OPTION" has the meaning set forth in Section 2(a).

         "ORIGINAL PREFERRED SHARES" means all Preferred Shares issued and outstanding on September 30, 1996, As Adjusted.

         "ORIGINAL SHARES" means all Common Stock issued and outstanding on September 30, 1996, As Adjusted.

         "PERFORMANCE BASED OPTIONS" has the meaning set forth in Section 3(b).

         "PERMITTED TRANSFEREE" has the meaning set forth in the Shareholders Agreement.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

         "PREFERRED SHARES" means shares of 14.5% Senior Exchangeable Preferred Stock of Brand.

         "PUBLIC OFFERING" has the meaning set forth in the Shareholders Agreement.

         "SCAFFOLDING BUSINESS" means any business the principal purpose of which is to provide scaffolding rental and erection to third parties within the United States.

         "SECURITIES" means the Options and the shares of Common Stock for which the Options are exercisable.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SHAREHOLDERS AGREEMENT" means the Shareholders Agreement dated as of September 30, 1996 among the Company, Brand and the shareholders signatory thereto, as amended or modified pursuant to the terms thereof.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "TARGET EBITDA" has the meaning set forth in Section 3(b).

         "TARGET EQUITY PROCEEDS" has the meaning set forth in Section 3(c).

         "TARGET II EQUITY PROCEEDS" has the meaning set forth in Section 3(d).

         "TARGET III EQUITY PROCEEDS" has the meaning set forth in Section 3(e).

         "TARGET OPTIONS" has the meaning set forth in Section 3(b).

         "THIRD PARTY" has the meaning set forth in the Shareholders Agreement.

         "TIME BASED OPTIONS" has the meaning set forth in Section 3(a).

         "TRANSFER" means any disposition of Common Stock that would constitute a sale thereof under the Securities Act.

         "VESTING PERCENTAGE" means, for any date of calculation, the ratio of

                  (i) the aggregate number of Original Shares that were held by the Institutional Shareholders other than the Purchaser on September 30, 1996 (As Adjusted) which were sold in the Public Offering with respect to which this calculation is made, divided by

                  (ii) the number of Original Shares that were held by the Institutional Shareholders other than the Purchaser on September 30, 1996.

         (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the Company's independent public accountants). For purposes of this Agreement, references to assets, liabilities, revenues, costs or other similar items relating to the Company, Brand or any of their Subsidiaries shall be deemed to include, with respect to any joint operating agreement or partnership agreement to which the Company, Brand or such Subsidiary is a party, such portion, but only such portion, of the assets, liabilities, revenues, costs or other similar items covered by such joint operating agreement or partnership agreement as shall equal the then proportional interest of the Company, Brand or such Subsidiary under such joint operating agreement or partnership agreement, determined, where applicable, in accordance with the rules for proportionate consolidation in accordance with generally accepted accounting principles.

         SECTION 2. (a) Grant of Options. The Company hereby grants to Purchaser options (the "OPTIONS") to purchase 918,750 shares of Common Stock at an exercise price of $1.00 per share (the "EXERCISE PRICE"). The Options are exercisable only on and after the date of vesting, as set forth in Section 3 and prior to the date of their expiration. All Options that have not expired prior to such time will expire on October 1, 2006.

         The Options are granted to Purchaser in recognition of Purchaser's role with respect to the following:

         (i) Identifying and evaluating Brand as an acquisition candidate and assisting, on behalf of the Company and the DLJ Entities, in the consummation of the Company's acquisition of Brand.

         (ii) Providing transitional services to the Company and Brand to establish Brand as a separate, stand-alone company and to assure the effective implementation of the Transitional Services Agreement dated as of September 30, 1996 among Brand, WMX Technologies Inc., Rust International Inc. and Rust Industrial
                  Services Inc.

         (iii) Providing limited continuing services on an as needed basis to supplement management, as described in Section 7.05 of the Shareholders' Agreement.

         The Company and Purchaser agree that approximately 85% of the fair market value of the Options as of the date of this Agreement relates to the services described in Section 2(a)(i), the scope of which are substantially beyond that for which the annual management fee is intended to compensate, and that such services and the grant of the Options were contemplated as of the date of the consummation of the acquisition (September 30, 1996). The Company and Purchaser further agree that 15% of the fair market value of the Options relates to the services described in Sections 2(a)(ii) -(iii) and that, although the annual management fee to be paid to Purchaser is the primary means of compensating Purchaser for these continuing services, the Options are necessary to provide additional incentives to Purchaser.

         (b) Exercise of Option. (i) Purchaser may exercise the Option only by delivering a written notice of exercise in form and substance identical to Annex A attached hereto, together with the Exercise Price, to the Company.

         (ii) Payment of the per share Exercise Price for the shares of Common Stock with respect to which Options are being exercised (the "OPTION SHARES") shall be due in full upon exercise, and may be made by delivery to the Company of cash, check, or by transfer to the Company of issued and outstanding shares of Common Stock, or by any combination of the above methods of payment; provided that, in lieu of such payment, the Purchaser may elect to receive that number of shares of Common Stock equal to the number of Options being exercised multiplied by a fraction, the numerator of which is the Fair Market Value per share less the Exercise Price and the denominator of which is the Fair Market Value per share. If payment is made, in whole or in part, by transfer to the

Company of issued and outstanding shares of Common Stock or pursuant to the proviso above, the value of such shares (the "FAIR MARKET VALUE") shall be determined as follows: (A) if, at the time of payment, the Common Stock is traded on the NASDAQ National Market System or any national or regional stock exchange, the value of each share shall be the closing sale price of a share of Common Stock on the business day immediately preceding the payment or, if no sale was made on that date, on the most recent date when such a sale was made, as reported on the composite tape for securities transactions or similar source for reporting sales of the Common Stock; (B) if, at the time of payment, quotations with respect to the Common Stock are made on the NASDAQ System, the value of each share shall be the average of the closing bid and asked quotations of a share of Common Stock on the business day immediately preceding the payment or, if no quotations were made on that date, on the most recent payment, neither (A) nor (B) above is applicable, the value of each share shall be the fair market value of each share, as determined in good faith by the Board of the Company or a committee thereof.

         Following receipt of the notice and payment referred to above, the Company shall issue and deliver to Purchaser a stock certificate or stock certificates evidencing the Option Shares.

         SECTION 3. Vesting and Forfeiture. No Option shall vest until the vesting criteria set forth in this Section 3 with respect to such Option shall have occurred.

         (a) Time Based Vesting. The number of Options listed on Schedule A as Time Based Options ("TIME BASED OPTIONS") shall vest only as follows:

                                                Vesting Amount (percentage
                                                   of Time Based Options
            Vesting Date                           Vesting on such date)
            ------------                        --------------------------
         September 30, 1997                                 20%
         September 30, 1998                                 20%
         September 30, 1999                                 20%
         September 30, 2000                                 20%
         September 30, 2001                                 20%

If a Change of Control shall occur, then any Time Based Options that have not vested as of the date of such Change of Control shall be deemed to vest immediately prior to such Change of Control.

         (b) Performance Based Vesting. (i) The number of Options listed on Schedule A as Performance Based Options ("PERFORMANCE BASED OPTIONS") shall vest only in accordance with this Section 3(b). For each period listed below, if EBITDA is equal to or above the amount listed beside such period on the chart below (each such amount, a "TARGET EBITDA") then 20% of the Performance Based Options (for each such period, "TARGET OPTIONS") shall vest on the last day of such period:



                 Fiscal Year ending               Target EBITDA
                 ------------------               -------------
                  December 31, 1997                $41,000,000
                  December 31, 1998                $43,000,000
                  December 31, 1999                $45,000,000
                  December 31, 2000                $47,000,000
                  December 31, 2001                $50,000,000

provided, that if EBITDA for any such period is less than the Target EBITDA for such period, but is greater than 85% of the Target EBITDA for such period, then the number of Performance Based Options that shall vest on the last day of such period shall be calculated as follows:

                              EBITDA - (.85) (Target EBITDA)
             Target Shares x  ----------------------------------------------
                              Target EBITDA - (.85) (Target EBITDA)

provided, further, that the amount of EBITDA for any Fiscal Year ending on or before December 31, 2001 in excess of the Target EBITDA for such Fiscal Year may (without duplication) be carried back to EBITDA for the two immediately preceding Fiscal Years, and additional Performance Based Options based thereon may vest in accordance with this Section 3(b). Any Performance Based Options that have not vested on or before September 30, 2006 shall expire on such date.

                  (ii) If the number of Exit Options (as defined below) that vest pursuant to Section 3(c)(i) is greater than the number of Performance Based Options that have vested prior to any such vesting of Exit Options, then simultaneously with the vesting of the Exit Options hereunder additional Performance Based Options shall vest in a number sufficient to make the number of vested Performance Based Options equal to the number of such Exit Options.

                  (iii) Upon the occurrence of the transfer to Third Parties of all or substantially all of (A) the Common Stock owned by the Institutional Shareholders on the date hereof or (B) the assets of the Company and its subsidiaries, the Performance Based Options that do not vest pursuant to 3(b)(ii) above shall expire and be cancelled.

         (c) Exit Options. (i) The number of Options listed on Schedule A as Exit Options ("EXIT OPTIONS") shall vest only in accordance with this Section 3(c). If, during any 12-month period ending on the dates indicated below, the cumulative amount (reflecting Equity Proceeds received in all prior periods) of Equity Proceeds equals or exceeds the corresponding amount listed below (each such amount, the "TARGET EQUITY PROCEEDS") in respect of such period, then all of the Exit Options that have not vested or expired prior to such date shall vest immediately prior to the consummation of the sale or disposition whereby Equity Proceeds will exceed such amount; provided that no Exit Options shall vest at anytime after September 30, 2001 unless the DLJ IRR at such time is greater than 30%:


          Period Ending On               Target Equity Proceeds
          ----------------               ----------------------
         September 30, 1997                    $75,000,000
         September 30, 1998                   $103,125,000
         September 30, 1999                   $121,875,000
         September 30, 2000                   $150,000,000
         September 30, 2001                   $150,000,000
         September 30, 2002                   $165,000,000
         September 30, 2003                   $180,000,000
         September 30, 2004                   $198,750,000
         September 30, 2005                   $221,250,000
         September 30, 2006                   $240,000,000
provided, for each day of a period (the "Current Period"), the Target Equity Proceeds shall be increased by an amount equal to a fraction, the numerator of which is the Target Equity Proceeds for the last day of the Current Period minus the Target Equity Proceeds for the last day of the preceding period and the denominator of which is the number of days in the Current Period.

After September 30, 1997, if on any day of a period, the Equity Proceeds are equal to or greater than the Target Equity Proceeds for the last day of the preceding period, but less than the Target Equity Proceeds for such date, then on such date a number of Exit Options shall vest equal to (i) the total number of Exit Options that have not expired prior to such date multiplied by a fraction, the numerator of which is the Equity Proceeds as of such date minus the Target Equity Proceeds for the last day of the preceding period and the denominator of which is the Target Equity Proceeds as of such date minus the Target Equity Proceeds for the last day of the preceding period less (ii) the total number of Exit Options which have previously vested pursuant to this paragraph.

                  (ii) In the event of any Public Offering (other than a registration or offering (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock or Preferred Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (C) in connection with a direct or indirect acquisition by the Company of another company or business, (D) in connection with sales of Common Stock or Preferred Shares or options to employees of the Company or any direct or indirect subsidiary of the Company or (E) where the primary purpose of such registration relates to a debt financing by the Company or any direct or indirect subsidiary of the Company), if the Institutional Shareholder Valuation on the date of such Public Offering equals or exceeds the Target Equity Proceeds in effect on the date of such Public Offering, the number of Exit Options equal to the product of the Vesting Percentage for such Public Offering multiplied by the number of Exit Options listed on Schedule A shall vest on the date of such Public Offering. If the Institutional Shareholder Valuation on the date of such Public Offering is less than the Target Equity Proceeds in effect on the date of such Public Offering, the number of Exit Options equal to the product of the Vesting Percentage multiplied by the number of Exit Options listed on Schedule A shall expire and be cancelled.

                  (iii) Upon the occurrence of the transfer to Third Parties of all or substantially all of (A) the Common Stock owned by the Institutional

         Shareholders on the date hereof or (B) the assets of the Company and its subsidiaries, the Exit Options that do not vest shall expire and be cancelled (it being understood that all Exit Options which have vested prior to or as a result of such transfer shall not expire).

                  (iv) All Exit Options that have not vested on or prior to September 30, 2006 shall expire on such date.

         (d) Exit II Options. (i) The number of Options listed on Schedule A as Exit II Options ("EXIT II OPTIONS") shall vest only in accordance with this
Section 3(d). If, during any 12-month period ending on the dates indicated below, the cumulative amount (reflecting Equity Proceeds received in all prior periods) of Equity Proceeds equals or exceeds the corresponding amount listed below (each such amount, the "TARGET II EQUITY PROCEEDS") in respect of such period, indicated below, then all of the Exit II Options that have not vested or expired prior to such date shall vest immediately prior to the consummation of the sale or disposition whereby Equity Proceeds will exceed such amount; provided that no Exit II Options shall vest at any time after September 30, 2001 unless the DLJ IRR at such time is greater than 34%:


                                                     Target II
                  Period Ending On                Equity Proceeds
                  ----------------                ---------------
                 September 30, 1997                 $93,750,000
                 September 30, 1998                $112,500,000
                 September 30, 1999                $140,625,000
                 September 30, 2000                $178,125,000
                 September 30, 2001                $178,125,000
                 September 30, 2002                $196,125,000
                 September 30, 2003                $215,625,000
                 September 30, 2004                $237,000,000
                 September 30, 2005                $260,625,000
                 September 30, 2006                $286,875,000

                  (ii) In the event of any Public Offering (other than a registration or offer (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock or Preferred Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (C) in connection with a direct or indirect acquisition by the Company of another company or business, (D) in connection with sales of Common Stock or Preferred Shares or options to employees of the Company or any direct or indirect subsidiary of the Company or (E) where the primary purpose of such registration relates to a debt financing by the Company or any direct or indirect subsidiary of the Company), if the Institutional Shareholder Valuation on the date of such Public Offering equals or exceeds the Target II Equity Proceeds in effect on the date of such Public Offering, the number of Exit II Options equal to the product of the Vesting Percentage for such Public Offering multiplied by the number of Exit II Options listed on Schedule A shall vest on the date of such Public Offering. If the Institutional Shareholder Valuation on the date of such Public Offering is less than the Target II Equity Proceeds in effect on the date of such Public Offering, the number of Exit II Options equal to the product of the Vesting Percentage multiplied by the number of Exit II Options listed on Schedule A shall expire and be cancelled.

                  (iii) Upon the occurrence of the transfer to Third Parties of all or substantially all of (A) the Common Stock owned by the Institutional Shareholders on the date hereof or (B) the assets of the Company and its subsidiaries, the Exit II Options that do not vest shall expire and be cancelled (it being understood that all Exit II Options which have vested prior to or as a result of such transfer shall not expire).

                  (iv) All Exit II Options that have not vested on or prior to September 30, 2006 shall expire on such date.

         (e) Exit III Options. (i) The number of Options listed on Schedule A as Exit III Options ("EXIT III OPTIONS") shall vest only in accordance with this Section 3(e). If, during any 12-month period ending on the dates indicated below, the cumulative amount (reflecting Equity Proceeds received in all prior periods) of Equity Proceeds equals or exceeds the corresponding amount listed below (each such amount, the "TARGET III EQUITY PROCEEDS") in respect of such period, then all of the Exit III Options that have not vested or expired prior to such date shall vest immediately prior to the consummation of the sale or disposition whereby Equity Proceeds will exceed such amount; provided that no Exit III Options shall vest at any time after September 30, 2001 unless the DLJ IRR at such time is greater than 48%:

                                                       Target III
                       Period                        Equity Proceeds
                       ------                        ---------------
                 September 30, 1997                   $150,000,000
                 September 30, 1998                   $187,500,000
                 September 30, 1999                   $225,000,000
                 September 30, 2000                   $262,500,000
                 September 30, 2001                   $300,000,000
                 September 30, 2002                   $330,000,000
                 September 30, 2003                   $355,125,000
                 September 30, 2004                   $375,000,000
                 September 30, 2005                   $390,000,000
                 September 30, 2006                   $409,875,000

                  (ii) In the event of any Public Offering (other than a registration or offer (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock or Preferred Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (C) in connection with a direct or indirect acquisition by the Company of another company or business, (D) in connection with sales of Common Stock or Preferred Shares or options to employees of the Company or any direct or indirect subsidiary of the Company or (E) where the primary purpose of such registration relates to a debt financing by the Company or any direct or indirect subsidiary of the Company), if the Institutional Shareholder Valuation on the date of such Public Offering equals or exceeds the Target III Equity Proceeds in effect on the date of such Public Offering, the number of Exit III Options equal to the product of the Vesting Percentage for such Public Offering multiplied by the number of Exit III Options listed on Schedule A shall vest on the date of such Public Offering. If the Institutional Shareholder Valuation on the date of such Public Offering is less than the Target III Equity Proceeds in effect on the date of such Public Offering, the number of Exit III Options equal to the product of the Vesting Percentage multiplied by the number of Exit III Options listed on Schedule A shall expire and be cancelled.

                  (iii) Upon the occurrence of the transfer to Third Parties of all or substantially all of (A) the Common Stock owned by the Institutional Shareholders on the date hereof or (B) the assets of the Company and its subsidiaries, the Exit III Options that do not vest shall expire and be cancelled (it being understood that all Exit III Options which have vested prior to or as a result of such transfer shall not expire).

                  (iv) All Exit III Options that have not vested on or prior to September 30, 2006 shall expire on such date.

         (f) Certificates. Each certificate issued in respect of Common Stock issued upon exercise of any Options shall bear a legend disclosing the restrictions on transferability imposed on such Common Stock by the Shareholders Agreement.

         (g) Adjustment of Targets. Each party to this Agreement agrees and acknowledges that each of the Target EBITDA, Target Equity Proceeds, Target II Equity Proceeds and Target III Equity Proceeds set forth herein shall be adjusted by the Company after negotiations between Purchaser and the Company made in good faith to reflect any acquisitions, mergers, consolidations or other significant corporate transactions affecting the Company.

         (h) Pre-emptive Rights. If at any time the Company or Brand shall issue any Common Stock, Preferred Shares, securities convertible into or exchangeable for Common Stock or Preferred Shares and options, warrants or other rights to acquire Common Stock or Preferred Shares, then any pre-emptive rights to which Purchaser or its Affiliates would be entitled pursuant to
Section 2.08 of the Shareholders Agreement, notwithstanding anything to the contrary in such Section, shall be calculated as though all vested, unexpired Options (and no shares issuable under unvested Options) were issued and outstanding shares of Common Stock held by Purchaser.

         SECTION 4.  Representations and Warranties of the Company.

         The Company represents and warrants to Purchaser, as of the date of this Agreement, as set forth below:

         (a) Corporate Existence and Power. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted and is fully qualified and in good standing as a foreign corporation registered to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

         (b) Authorization and Execution. The execution, delivery and performance by the Company of this Agreement, the grant by the Company of the Options and the issuance by the Company of shares of Common Stock pursuant to valid exercise of the Options have been duly and validly authorized and are within the corporate powers of the Company. This Agreement has been duly executed and delivered by the Company and constitutes its valid and binding agreement.

         (c) Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock (of which 12,500,000 shares are issued and outstanding and 2,043,300 shares are reserved for issuance under certain employee benefit plans of the Company). All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued, is fully paid and nonassessable, and free of preemptive rights. The authorized capital stock of Brand consists of 100 shares of common stock, par value $0.01 per share (all of which are issued and outstanding) and 1,250,000 Preferred Shares (of which 1,000,000 shares are issued and outstanding and 46,170 shares are reserved for issuance under certain employee benefit plans of the Company).

         (d) Governmental Authorization. The execution and delivery by the Company of this Agreement, the grant by the Company of the Options and the issuance by the Company of shares of Common Stock pursuant to valid exercise of the Options will not require any action by or in respect of, or filing with, any governmental body, agency or governmental official except such actions or filings as have been undertaken or made prior to the date hereof.

         (e) Non-Contravention. The execution and delivery by the Company of this Agreement does not, the grant and sale by the Company of the Options and the issuance by the Company of shares of Common Stock pursuant to valid exercise of the Options will not, contravene or constitute a default under or violation of (i) assuming the filings referred to in Section 4(d) have been undertaken or made, any provision of applicable law or regulation the violation of which would have a Material Adverse Effect, (ii) its certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon it or any of its assets, the violation of which would have a Material Adverse Effect or result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, except pursuant to or as permitted or contemplated by the terms hereof or of the Finance Documents.

         (f) Litigation. There is no action, suit or proceeding pending to which the Company or Brand is a party, or to the knowledge of the Company, which is threatened against the Company or Brand before any court or arbitrator or any governmental body, agency or official that would reasonably be expected to result in a Material Adverse Effect.

         (g) Not an Investment Company; Not a Real Property Holding Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not a United States real property holding company (as that term is defined in Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended).

         (h) Solicitation; Access to Information. No form of general solicitation or general advertising was used by the Company or, to the best of its knowledge, any other Person acting on behalf of the Company, in connection with the offer and grant of the Securities. Neither the Company nor any Person acting on behalf of the Company has, either directly or indirectly, sold or offered for sale to any Person any of the Securities or any other similar securities of the Company except as contemplated by this Agreement (other than those sold or to be sold to employees of the Company as approved by the Board), and the Company represents that neither the Company nor any Person acting on its behalf will sell or offer for sale to any Person any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons, in each case so as thereby to bring the issuance or sale of any of the Securities within the provisions of Section 5 of the Securities Act.

         SECTION 5.  Representations and Warranties of Purchaser.

         (a) Purchase for Investment; Authority; Binding Agreement. Purchaser represents and warrants to the Company that:

                  (i) Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and the Securities to be acquired by Purchaser pursuant to this Agreement are being acquired for its own account and Purchaser will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Common Stock unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act; and

                  (ii) Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment or Purchaser has been advised by a representative possessing such knowledge and experience.

         (b) Private Placement. Purchaser represents and warrants to the Company that:

                  (i) Purchaser understands that (i) the offering and sale of the Securities is intended to be exempt from registration under the Securities Act and (ii) there is no existing public or other market for any of the Securities and there can be no assurance that Purchaser will be able to sell or dispose of the Securities to be purchased by Purchaser;

                  (ii) Purchaser's financial situation is such that Purchaser can afford to bear the economic risk of holding the Securities acquired hereunder for an indefinite period of time, Purchaser has adequate means for providing for Purchaser's needs and contingencies and can afford to suffer the complete loss of the investment in the Securities;

                  (iii) Purchaser understands that the Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there are substantial restrictions on the transferability of the Securities as set forth herein, in the Securities and in the Shareholders Agreement, and that for an indefinite period following the date hereof there will be no public market for any of the Securities and that, accordingly, it may not be possible for Purchaser to sell the Securities in case of emergency or otherwise;

                  (iv) Purchaser and his, her or its representatives, including his, her or its professional, financial, tax and other advisors, have carefully reviewed all documents available to them in connection with the investment in the Securities, and Purchaser understands and has taken cognizance of all the risks related to such investment;

                  (v) Purchaser and his, her or its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and each of its subsidiaries and concerning the terms and conditions of the acquisition of the Securities, and related matters and to obtain all additional information which Purchaser or his, her or its representatives deem necessary; and

                  (vi) all information which Purchaser has provided to the Company and its representatives concerning Purchaser and Purchaser's financial position is true, complete and correct.

         (c) Solicitation by Purchaser. Purchaser represents and warrants to the Company that no form of general solicitation or general advertising was used by Purchaser or, to the best of its knowledge, any other Person acting on behalf of Purchaser, in respect of the Securities or in connection with the purchase of the Securities. Neither Purchaser nor any Person acting on its behalf has, either directly or indirectly, sold or offered for sale to any Person any of the Securities or any other similar security of the Company except as contemplated by this Agreement.

         (d) Corporate Existence and Power. Purchaser is a limited partnership, duly registered, validly existing and in good standing under the laws of the state of Delaware.

         (e) Authorization and Execution. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly authorized and are within the corporate powers of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes its valid and binding agreement.

         (f) Governmental Authorization. The execution and delivery by Purchaser of this Agreement does not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except such actions or filings as have been undertaken or made prior to the date hereof.

         (g) Non-Contravention. The execution and delivery by Purchaser of this Agreement does not, and the consummation of the transactions contemplated hereby will not, contravene or constitute a default under or violation of its organizational documents.

         SECTION 6.  General.

         (a) Legends. The certificates representing all of the shares of Common Stock issued upon exercise of any Options will bear such legends as are required pursuant to the Shareholders Agreement.

         (b) Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party as set forth in the Shareholders Agreement (for purposes of this Agreement, the Purchaser's information shall be the information in the Shareholders Agreement for Carlisle-Brand Investors, L.P., a Delaware limited partnership).

         (c) No Waivers; Amendments. (i) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.

                  (ii) Any provision of this Agreement may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and, other than with respect to amendments pursuant to Section 3(g), Purchaser.

         (d) Expenses; Documentary Taxes. The Company and Purchaser each agree to bear its own costs, expenses and other payments in connection with the purchase and sale of the Securities as contemplated by this Agreement including without limitation (i) fees and disbursements of special counsel for the Company incurred in connection with the preparation of this Agreement and (ii) all out-of-pocket expenses of the Company, including fees and disbursements of counsel, in connection with any waiver or consent hereunder or any amendment hereof. The Company and Purchaser each agree to share equally any and all stamp, transfer and other similar taxes, assessments or charges payable in connection with the execution and delivery of this Agreement or the issuance of the Securities.

         (e) Successors and Assigns; Transferability. This Agreement shall be binding upon the Company and Purchaser and its successors and assigns. Purchaser may not assign or otherwise transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Company. The shares of Common Stock issued upon exercise of the Options are subject to the transfer restrictions in the Shareholders Agreement.

         (f) Brokers. Each of the Company and Purchaser represents and warrants that it has not employed any broker, finder, financial advisor or investment banker who might be entitled to any brokerage, finder's or other fee or commission in connection with the sale of Securities.

         (g) New York Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMON STOCK OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (i) Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         (j) Elimination of Fractional Options. If under any provision of the Agreement which requires a computation of the number of Options, the number so computed is not a whole number, such number shall be rounded down to the next whole number.

         (k) Entire Agreement. The Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the Options.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives, as of the date first above written.

                                            CARLISLE GROUP, L.P.
                                            A Delaware Limited Partnership


                                            By:  /s/ David Canedo
                                                 ------------------------------
                                                 Name: David Canedo
                                                 Title: Managing Partner


                                            DLJ BRAND HOLDINGS, INC.

                                            By:  /s/ David Jaffe
                                                 ------------------------------
                                                 Name:    David Jaffe
                                                 Title: Managing Director

                                                                     SCHEDULE A


                                    OPTIONS




                                                       Number of
Type                                                    Options
----                                                   ---------
Time Based Options                                      237,500
Performance Based Options                               160,000
Exit Options                                            160,000
Exit II Options                                         237,500
Exit III Options                                        123,750

                                                                        ANNEX A



                             OPTION EXERCISE NOTICE

               (To be delivered prior to exercise of the Options)

To:   DLJ Brand Holdings, Inc.

         The undersigned hereby notifies you of its intention to exercise the Option to purchase shares of Common Stock, par value $.01 per share, of DLJ Brand Holdings, Inc.

         The undersigned intends to exercise ______ of its [Time Based] [Performance Based] [Exit] [Exit II] [Exit III] Options to purchase ______ shares (the "Shares") at $______ per Share (the Exercise Price currently in effect pursuant to the Stock Option Agreement (the "Agreement")).

         [The undersigned intends to pay the aggregate Exercise Price for the Shares in cash, certified or official bank, bank cashier's check or transfer of shares of Common Stock (or a combination of cash, check or Common Stock) as indicated below.]

         [The undersigned elects to receive shares of Common Stock in lieu of payment of the Exercise Price in accordance with Section 2(b)(ii) of the Agreement.]

Date:   ________________ __, ____.



                                                 ------------------------------
                                                 (Signature of Owner)

                                                 ------------------------------
                                                 (Street Address)

                                                 ------------------------------
                                                 (City)    (State)    (Zip Code)

[Payment: $__________ cash
          $__________ check
           __________ shares of Common Stock]